FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: http://www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

2ND QUARTER RESULTS; ANNOUNCES FILING OF REGISTRATION STATEMENT

TO OFFER COMMON STOCK IN A RIGHTS OFFERING.

CINCINNATI, OHIO - July 31, 2003 - Great American Financial Resources, Inc. (NYSE: GFR) today reported net earnings for the 2003 second quarter of $7.0 million ($0.16 per share) compared to $7.9 million ($0.18 per share) in the second quarter of 2002. For the first six months of 2003, net earnings were $15.3 million ($0.36 per share) compared to $1.6 million ($0.04 per share) for the same period in 2002.

Many investors and analysts focus on "core net operating earnings" of companies, setting aside items which are not considered to be part of the ongoing earnings of the company. Core net operating earnings, which exclude the effects of realized losses and an accounting change, were $9.3 million ($0.22 per share) for the second quarter of 2003 compared to $21.5 million ($0.50 per share) in the second quarter of 2002. Core net operating earnings for the first six months of 2003 were $22.9 million ($0.54 per share) compared to $39.1 million ($0.91 per share) in 2002.

Results for the second quarter of 2003 reflect an aftertax charge to earnings of $8.1 million ($0.19 per share) related to the negative effect of lower interest rates on GAFRI's fixed annuity operations. Declines in market yields in the first half of 2003 have caused GAFRI to modify or "unlock" certain short and long-term reinvestment rate assumptions. As a result, the Company is taking a non-cash pretax charge of $12.5 million. This charge reflects adjustments to certain balance sheet items, including deferred policy acquisition costs, which are calculated in part based on estimated future spreads on the Company's block of in-force fixed annuities. Prior to the decline in market yields, the Company expected pretax core earnings for the entire year of 2003 to approximate those of last year. As a result of this charge, GAFRI now expects pretax core operating earnings to fall short of 2002 results by the amount of this write-off.
The charge has no effect on the statutory surplus or earnings of GAFRI's insurance subsidiaries. Based on the current interest rate environment, GAFRI does not anticipate any additional material write-offs in the foreseeable future.

Realized losses include aftertax provisions for impairments on investments of $7.0 million and $22.9 million, respectively, in the second quarters of 2003 and 2002, and $22.0 million and $30.2 million, respectively, in the first six months of 2003 and 2002. GAFRI's investment portfolio remains high in quality, with 94% of its bonds rated investment grade. At June 30, 2003, net unrealized gains in GAFRI's investment portfolio totaled $499 million (pretax), consisting of $469 million of unrealized gains on fixed maturities and $30 million of unrealized gains on equity securities. Details of the financial results can be found in the accompanying schedule.

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GAFRI's statutory premiums of approximately $650 million in the first six months of 2003 were 10% higher than in the same period in 2002, reflecting the addition of several new fixed annuity agencies and products. However, annuity production has slowed recently as the Company has maintained its pricing targets and its commission and interest crediting discipline during this period of historically low interest rates. GAFRI believes that significant improvements in its cost structure, the competitive environment, and the recent interest rate and stock market rebound will allow the Company to achieve appropriate returns on its new business.

Rights Offering

The Company also announced yesterday it filed a Registration Statement with the Securities and Exchange Commission to register up to 3,600,000 shares of its Common Stock that are proposed to be offered and sold in a rights offering.

Under the terms of the proposed rights offering, the Company will distribute transferable rights to holders of its shares of Common Stock on a Record Date to be fixed by its Board of Directors. The Record Date is expected to be shortly after the effective date of the Registration Statement. Holders of Common Stock will receive rights based on the number of shares of Common Stock owned as of the Record Date, with the exact ratio to be established by the Company's Board of Directors. Each right will permit its holder to purchase one share of Common Stock at a price of $14.00 per share. The Company intends to raise approximately $50 million in the rights offering with the proceeds being used to pay down indebtedness and provide additional capital for the Company's insurance subsidiaries.

Holders who exercise in full all rights received will have the ability to subscribe for additional shares of Common Stock at the exercise price of $14.00 per share. The maximum number of shares issuable pursuant to the rights offering, including the oversubscription privilege, will be set by the Board of Directors. If an insufficient number of shares are available to satisfy all oversubscription exercises, then the available shares will be prorated among those holders who exercise the oversubscription privilege.

The distribution of rights is expected to commence in the third quarter and the offering is expected to be completed approximately 20 days after the rights are distributed. It is expected that the rights will be eligible for trading on the New York Stock Exchange.

The Company will issue a news release announcing the commencement and specific terms of the rights offering and shareholders are encouraged to consult such release for additional details.

The Registration Statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy. There will not be any offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful prior to registration of qualification under the securities laws of such state or jurisdiction. A prospectus, when available, may be obtained by contacting Securities Transfer Company at
1-800-368-3417.

GAFRI's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Insurance Company, Loyal American Life Insurance Company, Great American Life Assurance Company of Puerto Rico, and Manhattan National Life Insurance Company. Through these companies, GAFRI markets fixed and variable annuities and a variety of life, supplemental health and long-term care insurance.

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This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 11:00 a.m. (EDT) today. Toll-free telephone access will be available by dialing 1-800-810-0924. Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available at around 2:00 p.m. (EDT) today until 8:00 p.m. on August 7, 2003. To listen to the replay, dial 1-888-203-1112 and provide the confirmation code 834266. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.amfnl.com, and follow the instructions at the Webcast link.

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GREAT AMERICAN FINANCIAL RESOURCES, INC.

Condensed Income Statement

(In millions, except per share amounts)
	Three months ended June 30,		Six months ended June 30,

	2003	2002	2003	2002
Revenues:
Net investment income	$125.5	$128.7	$255.1	$263.2
Life, accident and health premiums (a)	83.2	72.7	162.7	143.6
Other income	21.2	23.4	38.7	41.2
Total revenues	229.9	224.8	456.5	448.0

Benefits and expenses (b):
Benefits to policyholders	140.2	130.3	278.1	261.8
Insurance acquisition expenses	33.3	25.2	59.6	50.0
Interest and other financing expenses	6.1	6.0	12.0	11.9
Other expenses	37.9	37.2	75.1	72.8
Total benefits and expenses	217.5	198.7	424.8	396.5

Core operating earnings	12.4	26.1	31.7	51.5
Related income taxes	3.1	4.6	8.8	12.4

Core net operating earnings	9.3	21.5	22.9	39.1

Non-operating items, aftertax:
Realized losses	(2.3)	(13.6)	(7.6)	(19.8)
Cumulative effect of accounting change (c)	-	-	-	(17.7)
Net income	$ 7.0	$ 7.9	$ 15.3	$ 1.6

Average common shares outstanding - diluted	42.6	42.8	42.6	42.8

Diluted earnings per share data:
Core net operating earnings	$ 0.22	$ 0.50	$ 0.54	$ 0.91
Realized losses	(0.06)	(0.32)	(0.18)	(0.46)
Cumulative effect of accounting change (c)	-	-	-	(0.41)
Diluted net income per common share	$ 0.16	$ 0.18	$ 0.36	$ 0.04

Supplemental Premium Information (a)
Traditional Fixed Annuity Premiums	$212.3	$162.9	$417.6	$299.4
Variable Annuity Premiums	34.3	50.0	64.9	108.7
Equity-Indexed Annuity Premiums	2.0	15.1	4.1	27.8

  For GAAP income statement purposes, annuity premiums are accounted for as deposits rather than revenues.

  Includes non-cash charge of $12.5 million to write-off a portion of deferred acquisition costs and increase certain insurance accruals due primarily to changes in assumptions related to investment yields.

  Reflects the implementation of an accounting change related to goodwill mandated by SFAS 142.